Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154

	Main Fax	212.407.4000 212.407.4990

October 15, 2024

DIH Holding US, Inc.

77 Accord Park Drive, Suite D-1

Norwell, MA 02061

Ladies and Gentlemen:

We have acted as counsel to DIH Holding US, Inc., a Delaware corporation (f/k/a Aurora Technology Acquisition Corp. (the “Company”), in connection with the Registration Statement on Form S-1 (File Number 333-281067) to which this opinion is filed as an exhibit (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration for resale by the selling securityholders listed therein (the “Selling Securityholders”), of up to an aggregate of 21,590,211 shares of Class A common stock, par value $0.0001 per share of the Company (the “Common Stock”), consisting of:

(i) 4,385,173 shares of Common Stock (the “Founder Shares”) that were sold to certain of the Selling Securityholders prior to the February 7, 2022 initial public offering of the Company (the “IPO”);

(ii) 14,315,038 shares of Common Stock (the “Business Combination Shares”) held by certain holders of the Common Stock of DIH, as required by that certain amended and restated registration rights agreement dated February 7, 2024, between the Company and the Selling Securityholders;

(iii) up to 660,000 shares of Common Stock (the “Debenture Shares”), issuable upon conversion of the 8% Original Issue Discount Senior Secured Convertible Debenture in the original principal amount of $3,300,000 (the “Debenture”) purchased on June 7, 2024 by one of the Selling Securityholders (the “Purchaser”);

(iv) up to 1,900,000 shares of Common Stock (the “Debenture Payment Shares”) issuable in lieu of required cash payments on the Debenture; and

(v) up to 330,000 shares of Common Stock (the “Debenture Warrant Shares”) issuable upon exercise of the warrant issued to the Purchaser in connection with the purchase of the Debenture (the “Debenture Warrant”).

In addition, the prospectus included in the Registration Statement relates to the resale of up to 6,470,000 warrants (the “Private Warrants”) sold to certain of the Selling Securityholders in a private placement that occurred simultaneously with the IPO and the 3,235,000 shares of Common Stock underlying the Private Warrants (the “Private Warrant Shares”).

Such prospectus also relates to the primary offering of up to 10,100,000 shares of Common Stock (the “Public Warrant Shares” and, together with the Private Warrant Shares and the Debenture Warrant Shares, the “Warrant Shares”) that are issuable upon the exercise of outstanding warrants contained in the units sold in the IPO (the “Public Warrants”).

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DIH Holding US, Inc. October 15, 2024 Page 2

In connection with this opinion, we have examined and relied upon the Registration Statement, the Debenture, the Debenture Warrant, the Private Warrants and the Public Warrants. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s amended and restated certificate of incorporation and amended and restated bylaws, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

a)	The Founder Shares and the Business Combination Shares have been duly and validly issued and are fully paid and nonassessable;

b)	The Debenture Shares, the Debenture Payment Shares and the Warrant Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Debenture, the Debenture Warrant, the Private Warrants and the Public Warrants, as applicable, will be validly issued, fully paid and nonassessable; and

c)	The Private Warrants have been duly authorized, executed and delivered by the Company and constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms.

The opinion set forth in paragraph (c) above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors, (ii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity, and (iii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies, and (iv) that we express no opinion regarding provisions relating to choice of law, choice of venue, jurisdiction or waivers of jury trial, or any waiver of any usury defense.

The opinions we express herein are limited to matters involving the Delaware General Corporation Law and the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Sincerely yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP